EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-162206, 333-159673 and 333-165513, and Form S-8 No. 333-165508) of Iridium Communications Inc. of our reports dated March 6, 2012, with respect to the consolidated financial statements of Iridium Communications Inc. and the effectiveness of internal control over financial reporting of Iridium Communications Inc. and of our report dated March 16, 2010, with respect to the consolidated financial statements of Iridium Holdings LLC (Predecessor of Iridium Communications Inc.), included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

McLean, VA

March 6, 2012